Exhibit 99.1

EXPRESSJET REPORTS JUNE 2008 PERFORMANCE

            HOUSTON, July 11, 2008 – ExpressJet Holdings (NYSE: XJT) today announced traffic and capacity results for June 2008 for its ExpressJet Airlines subsidiary.  The results include statistics for both contract and branded operations.  The contract operation consists of flying for Continental Airlines and Delta Air Lines under capacity purchase agreements and ExpressJet’s charter (corporate aviation) service.  The branded operation includes flying under the ExpressJet name and pro-rate flying for Delta Air Lines.

Contract Flying

            During the month, ExpressJet revenue passenger miles (RPM) under contract flying totaled 758 million, and available seat miles (ASM) flown were 937 million.  ExpressJet's June load factor was 80.9%.  The company flew 63,438 block hours and operated 32,889 departures during the month.

Branded Flying

            During the month, ExpressJet branded RPMs totaled 187 million on 236 million ASMs, resulting in a June load factor of 79.2%.  The company flew 13,653 block hours and operated 7,167 departures during the month.  The average stage length in the branded operation was 660 miles.

About ExpressJet

ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 175 destinations in North America and the Caribbean with approximately 1,500 departures per day.  Operations include capacity purchase and pro-rate agreements for mainline carriers; providing clients customized 50-seat charter options; and ExpressJet branded flying, providing non-stop service to markets concentrated in the West, Midwest and Southeast regions of the United States.  ExpressJet Services is the North American partner to three major European original equipment manufacturers and provides composite, sheet metal, interior and thrust reverser repairs throughout five facilities in the United States.  For more information, visit www.expressjet.com.

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ExpressJet Reports June 2008 Traffic/Page 2

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES
PRELIMINARY STATISTICS

Month Ending June 30, 2008	Contract(1)	Branded	System

Revenue Passenger Miles (millions)	758	187	952
Available Seat Miles (ASM) (millions)	937	236	1,188
Passenger Load Factor	80.9%	79.2%	80.1%
Block Hours	63,438	13,653	78,017
Departures	32,889	7,167	40,665
Stage Length	588	660	599

Year to Date	Contract(1)	Branded	System

Revenue Passenger Miles (millions)	4,266	1,001	5,303
Available Seat Miles (ASM) (millions)	5,431	1,523	7,030
Passenger Load Factor	78.5%	65.7%	75.4%
Block Hours	371,523	88,617	465,112
Departures	193,129	45,792	242,165
Stage Length	580	667	595

(1) Excludes charter since statistics on charter aircraft do not provide meaningful data for forecasting and are not reviewed by management.

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